Amendment (this "Amendment") dated August 23, 2002, to a Master Purchase Agreement (the "MPA") dated August 10, 1998, by and between M-Systems Inc. ("M-Systems") and Toshiba America Electronics Components, Inc. ("Toshiba").

WHEREAS, M-Systems and Toshiba are parties to the MPA; and

WHEREAS, M-Systems and Toshiba wish to agree on certain amendments to the MPA, as set forth in this Amendment

THEREFORE, the parties agree as follows:

1.                  Definitions. Capitalized terms used herein but otherwise not defined herein shall have the meanings ascribed to such terms in the MPA.

2.                  Section 2 of the MPA shall be deleted and replaced with the following wording:

"2. TERM OF AGREEMENT. This Agreement shall come into force on the Effective Date and will remain in effect until December 31, 2005, unless earlier terminated by either party pursuant to Section 16 "Termination"."

3.                  The above changes to the MPA shall enter into effect as of the date of this Amendment. Other than the above changes, the terms of the MPA shall continue to be in full force and effect and with no further changes.

IN WITNESS HEREOF, the parties have signed this Amendment as of the above date:

M-SYSTEMS FLASH DISK PIONEERS LTD.	TOSHIBA CORPORATION

BY: /s/ Dov Moran	BY: /s/ M. Muromachi

NAME: Dov Moran	NAME: Masashi Muromachi
Vice President, Memory Division TITLE: Semiconductor Company
TITLE: President and CEO

DATE: Aug. 22, 2002	DATE: Aug. 23, 2002

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